UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 6, 2020 (March 31, 2020)

BLACKROCK CAPITAL INVESTMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	814-00712	20-2725151
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

40 East 52nd Street
New York, NY 10022
(Address of principal executive offices)

(212) 810-5800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BKCC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

ITEM 1.01.	Entry into a Material Definitive Agreement

On March 31, 2020, BlackRock Capital Investment Corporation (NASDAQ: BKCC) (the “Company”) entered into a Waiver and Agreement to the Second Amended and Restated Senior Secured Revolving Credit Agreement dated as of March 13, 2013 (the “Revolving Credit Facility”) among the Company, the Lenders from time to time party thereto, Citibank, N.A. as Administrative Agent for the Lenders and Bank of Montreal, Chicago Branch, as Syndication Agent. The Waiver and Agreement (i) waives the requirement for the Company to comply with the covenant set forth in Section 6.07(a) (the "Minimum Shareholders’ Equity covenant") of the Revolving Credit Facility at all times from March 31, 2020 through May 10, 2020 (the “Waiver Period”); (ii) reduces the minimum asset coverage ratio required to be maintained by the Company set forth in Section 6.07(b) (the "Asset Coverage Ratio") of the Revolving Credit Facility during the Waiver Period from 2.00 to 1 to 1.50 to 1; (iii) provides that the Company shall not request any borrowing during the Waiver Period if, after giving effect to such borrowing, the aggregate Revolving Credit Exposure (as defined in the Revolving Credit Facility) would exceed $228 million; and (iv) provides that, during the Waiver Period, the Company will not use more than $10 million of the proceeds of loans from new borrowings in the event the aggregate Revolving Credit Exposure exceeds $192 million, to invest in new portfolio companies, subject to certain conditions. The Waiver and Agreement also provides that if the Company demonstrates compliance with the Minimum Shareholders' Equity covenant and the Asset Coverage Ratio as of the quarter ended March 31, 2020 (without giving effect to the Waiver and Agreement), the Waiver Period and the agreements in clause (iii) and (iv) above shall cease to apply.

As of December 31, 2019 and March 31, 2020, the Company had outstanding approximately $174.4 million and $168.4 million under the Revolving Credit Facility, respectively. As of March 31, 2020, no Default or Event of Default (as defined in the Revolving Credit Facility) has occurred under the Revolving Credit Facility. The Company sought to enter into the Waiver and Agreement proactively in order to obtain additional operating flexibility during the Waiver Period as the impact of COVID-19 related economic and financial developments is assessed.

Usage of the Revolving Credit Facility continues to be subject to a borrowing base, and the Revolving Credit Facility continues to be secured by substantially all of the assets of the Company and its consolidated subsidiaries.

In addition, the facility continues to contain customary representations, covenants (including restrictions on the incurrence of additional indebtedness, liens and dividends, and a requirement to maintain a certain minimum ratio of total assets, less all liabilities other than indebtedness, to indebtedness) and events of default.

The description above is only a summary of the material provisions of the Waiver and Agreement and does not purport to be complete and is qualified in its entirety by reference to the provisions in such amendment, a copy of which is attached hereto as Exhibit 10.1.

ITEM 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1
Waiver and Agreement to the Second Amended and Restated Senior Secured Revolving Credit Agreement dated as of March 13, 2013 among the Company, the Lenders from time to time party thereto, Citibank, N.A. as Administrative Agent for the Lenders and Bank of Montreal, Chicago Branch, as Syndication Agent

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLACKROCK CAPITAL INVESTMENT CORPORATION

Date: April 6, 2020	By:	/s/ Michael Pungello
Name: Michael Pungello
Title: Interim Chief Financial Officer and Interim Treasurer